Exhibit 99.(4)(ii)

FORETHOUGHT LIFE INSURANCE COMPANY

[Indianapolis, IN]

ONE-YEAR

FIXED STRATEGY RIDER

This Rider is made a part of the Contract to which it is attached and is effective on the Issue Date. Terms used in this Rider shall have the same meanings as are set forth in the Contract unless otherwise defined in this Rider. In case of a conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider will control. This Rider modifies the Contract as follows:

This Rider provides for a One-Year Fixed Strategy on the Contract, as listed in the Rider Data section, which will be available until the Contract Maturity Date.

RIDER DATA

Fixed Strategy	One-Year Fixed Strategy
Interest Crediting Frequency	Daily
Allocated Premium Payment	[$Xx,Xxx]
Allocation Percentage	[Xx%]
[Initial Annual Interest Rate	[X.Xx%] ]
Minimum Guaranteed Annual Interest Rate	[X.Xx%] [during the Withdrawal Charge Period ] [X.Xx%] [after the Withdrawal Charge Period]
Strategy Term	1 Year

DEFINITIONS

Annual Interest Rate - The effective annual interest rate applied to the One-Year Fixed Strategy Value. The Initial Annual Interest Rate for the first Strategy Term is shown in the Rider Data section if You have Allocated Premium Payment to this Strategy. The Annual Interest Rate will be declared in advance of each Strategy Term and is guaranteed not to change for the Strategy Term. It will never be less than the Minimum Guaranteed Annual Interest Rate in the Rider Data section.

CALCULATIONS

One-Year Fixed Strategy Value is calculated as follows:

1.	On the Issue Date, the One-Year Fixed Strategy Value equals the Allocated Premium Payment for the One-Year Fixed Strategy shown on the Contract Data Page.

2.	On any day thereafter, the One-Year Fixed Strategy Value is the result of A plus B minus C minus D minus E minus F plus G where:

A is the One-Year Fixed Strategy Value on the previous day;

B is reallocations into the One-Year Fixed Strategy Value since the previous day;

C is reallocations out of the One-Year Fixed Strategy Value since the previous day;

D is Withdrawal Amounts, and Advisory Fee Withdrawals if applicable, attributable to the One-Year Fixed Strategy Value since the previous day;

E is Rider Charges attributable to the One-Year Fixed Strategy Value since the previous day;

F is any applicable taxes attributable to the One-Year Fixed Strategy Value since the previous day;

G is interest credited to the One-Year Fixed Strategy Value since the previous day.

The Withdrawal Amounts, Advisory Fee Withdrawals, if applicable, Rider Charges and applicable taxes attributable to the One-Year Fixed Strategy Value will be in the proportion that the One-Year Fixed Strategy Value bears to the total Contract Value, as determined immediately prior to the withdrawal or charge.

The funds in the One-Year Fixed Strategy will earn interest for each day the funds remain in the Strategy.

REALLOCATIONS

A request for reallocations to or from the One-Year Fixed Strategy are permitted only during the Reallocation Period that immediately precedes a Contract Anniversary that coincides with the end of the Strategy Term.

We will provide You a reallocation notice 30 days prior to the end of a Strategy Term. You must provide Us with any reallocation requests within the Reallocation Period. If You choose to reallocate, the reallocation will be effective on the Contract Anniversary.

If We do not receive a reallocation request during the Reallocation Period, the One-Year Fixed Strategy Value will automatically renew into the One-Year Fixed Strategy.

Reallocations are subject to the terms and conditions in existence for any Strategy(ies) available at that time. Following a reallocation to any Strategy, the allocation to such Strategy must not be less than the Minimum Allocation to any Strategy shown on the Contract Data Page. You will receive a confirmation of Your reallocations from Us.

RIDER CHARGES

There are no Rider Charges assessed for this Rider. There may be Rider Charges assessed for other riders attached to the Contract, and any such Rider Charges would be included in the calculation described above.

Signed for Forethought Life Insurance Company

Secretary	President

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